Exhibit 10.3

EXHIBIT A

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

ICF International, Inc.
2010 Omnibus Incentive Plan, as amended
Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of Restricted Stock Units (“RSUs”) by ICF International, Inc., a Delaware corporation (the “Company”), to the Participant named below, pursuant to the provisions of the ICF International, Inc. 2010 Omnibus Incentive Plan, as amended (the “Plan”).

You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant: «Name»

Date of Grant: «Grant_Date»

Number of RSUs Granted: «RSU»

Vesting Terms: 4-Years

Purchase Price: None

1.      Employment With the Company. Except as may otherwise be provided in Sections 6 and 7, the RSUs granted hereunder are granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries from the Date of Grant through (and including) the applicable Vesting Date, as set forth in Section 2 (any period, prior to the Vesting Date, during which RSUs are unvested shall be referred to herein as the “Period of Restriction”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted in the future RSUs or other Awards under the Plan.

Eff. 06/05/15

2.      Vesting.

(a)

RSUs shall be initially unvested (the unvested RSUs are referred to in this Agreement as the “Unvested RSUs”) and except as hereinafter provided, the RSUs shall vest, provided the Participant has continued in the employment of the Company or its Subsidiaries through such anniversary or anniversaries of the Date of Grant.

(b)	25% of the RSUs shall vest as of each anniversary of the grant date, beginning with the one-year anniversary of the grant date (each anniversary, a "Vesting Date").

3.     Timing of Payout. Payout of all vested RSUs shall occur as soon as administratively feasible following the Vesting Date set forth in Section 2(b), but in no event later than thirty (30) days after such Vesting Date provided that, if such thirty-day period begins in one calendar year and ends in another, the Participant may not choose in which calendar year payment will be made.

4.     Form of Payout. Vested RSUs will be paid out solely in the form of Shares.

5.     Voting Rights and Dividends. Until such time as the RSUs are paid out in Shares, the Participant shall not have voting rights with respect to such Shares. Further, no dividends shall be paid on any RSUs.

6.     Termination of Employment.

(a)

By Death or Disability. In the event the employment of the Participant with the Company is terminated by reason of death or disability, all Unvested RSUs held by the Participant at the date of termination and still subject to the Period of Restriction as of the date of Participant’s death or disability shall immediately become fully vested as of the date of termination.

Disability means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more. A determination that a Participant is disabled shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(b)

For Other Reasons. If the employment of the Participant shall terminate for any reason other than the reasons set forth in Section 6(a), all RSUs held by the Participant at the date of termination and still subject to the Period of Restriction shall be forfeited.

7.     Change of Control of the Company.

(a)	Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control during the Period of Restriction and upon a Termination of Employment, in connection with or during the period of two (2) years after such Change of Control, either by the Company without Cause, or by the Participant who terminates employment as a result of: (i) a material reduction in the Participant’s authority, duties or responsibilities; (ii) the Participant’s relocation by the Company of more than fifty (50) miles from the Participant’s then current work location; (iii) a reduction in the rate of Participant’s then annual base salary or target incentive compensation; or (iv) failure of the surviving company to assume the Participant’s employment agreement or other applicable agreement relating to Participant’s employment, the Period of Restriction imposed on the RSUs shall immediately lapse, with all such RSUs vesting subject to applicable federal and state securities laws.

(b)

Notwithstanding anything to the contrary in this Agreement, payout of all vested RSUs shall occur as soon as administratively feasible following a Termination of Employment described in Section 7(a), but in no event later than thirty (30) days after the date of such Termination of Employment, provided that if such thirty (30)-day period begins in one calendar year and ends in another, the Participant may not choose in which calendar year payment will be made.

8.     Restrictions on Transfer. RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9.     Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee in the manner set forth in Section 4.4 of the Plan to prevent dilution or enlargement of rights.

10.     Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.     Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. The Participant’s employment shall continue to be on an “at-will” basis.

12.     Miscellaneous.

(a)

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)

The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely impair the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)

The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement.

To satisfy the withholding requirement, the Company shall withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)

All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)

To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(h)

To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

ICF INTERNATIONAL, INC.

By: ______________________________________

Name: Sudhakar Kesavan

Chairman and Chief Executive Officer

PARTICIPANT:

______________________________________

«Name»